Exhibit 99.1

Investor Contact:

Joseph D. Gangemi

Senior Vice President & Chief Financial Officer

(610) 695-3676

Media Contact:

David Culver, VP Public Relations

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $1.2 million or $0.18 per Share for the Fourth Quarter of Fiscal 2015, Representing a 296.0% Increase over the Fourth Quarter of Fiscal 2014

PAOLI, PA., October 30, 2015 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“MFSB” or the “Bank”), today reported operating results for the fourth quarter ended September 30, 2015. Net income amounted to $1.2 million, or $0.18 per share, for the quarter ended September 30, 2015, an increase of $870,000 or 296.0 percent as compared with the net income of $294,000, or $0.05 per share, for the quarter ended September 30, 2014.

For the twelve months ended September 30, 2015, net income amounted to $3.7 million, or $0.58 per share, compared with the net income of $323,000, or $0.05 per share, for fiscal 2014.

“We feel that we have created the proper momentum for Malvern, our fourth quarter and year-to-date earnings reflect our fundamental core strength. We have a solid framework with which to scale the organization and increase profitability. The results for the fourth quarter performance reflect continued growth in income, stable asset quality, and an improved infrastructure cost. As previously stated we are pleased with the significant improvements accomplished here since the transition began last September and with the financial returns achieved," said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.72% for the three months ended September 30, 2015, compared to 0.21% a year earlier, and return on average equity (“ROAE”) rose to 5.77% for the three months ended September 30, 2015, compared with 1.53% for the three months ended September 30, 2014.

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•	The Company originated $39.3 million in new loans in the fourth quarter which was offset in part with $19.8 million in payoffs, prepayments and maturities from its portfolio; $2.5 million in residential mortgage loans, $28.0 million in commercial loans, $6.5 million in construction and development loans and $2.3 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.39 percent of total assets at September 30, 2015, compared to 0.44 percent at June 30, 2015 and 0.80 percent at September 30, 2014. The allowance for loan losses as a percentage of total non-performing loans was 333.6 percent at September 30, 2015 compared to 337.1 percent at June 30, 2015 and 191.9 percent at September 30, 2014.

•	The Company’s ratio of shareholders’ equity to total assets was 12.41 percent at September 30, 2015, compared to 12.79 percent at June 30, 2015, and 14.16 percent at September 30, 2014.

•	Book value per common share amounted to $12.41 at September 30, 2015, compared to $12.17 at June 30, 2015 and $11.71 at September 30, 2014.

•	The efficiency ratio, a non-GAAP measure, was 73.9 percent for the fourth quarter of fiscal 2015 on an annualized basis, compared to 69.0 percent in the third quarter of fiscal 2015 and 87.8 percent in the fourth quarter of fiscal 2014.

•	The Company’s balance sheet reflected growth of $113.4 million coupled with stable asset quality, and capital levels that exceeded accepted standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Return on average assets	0.72%	0.77%	0.64%	0.22%	0.21%
Return on average equity	5.77%	6.01%	5.05%	1.65%	1.53%
Net interest margin (tax equivalent basis)	2.71%	2.61%	2.58%	2.61%	2.70%
Loans / deposits ratio	84.68%	84.54%	85.57%	87.61%	94.10%
Shareholders’ equity / total assets	12.41%	12.79%	12.68%	12.91%	14.16%
Efficiency ratio (1)	73.9%	69.0%	76.6%	87.5%	87.8%
Book value per common share	$12.41	$12.17	$12.20	$11.88	$11.71

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended September 30, 2015, total interest income on a fully tax equivalent basis increased $585,000 or 12.1 percent, to $5.4 million, compared to the three months ended September 30, 2014. Interest income rose in the quarter ended September 30, 2015, compared to the comparable period in fiscal 2014 primarily due to an $85.0 million increase in the average balance of our investment securities. Total interest expense increased by $150,000, or 12.4 percent, to $1.4 million, for the three months ended September 30, 2015, compared to the comparable period in fiscal 2014.

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Net interest income on a fully tax equivalent basis was $4.1 million for the three months ended September 30, 2015, increasing $435,000, or 12.0 percent, from $3.6 million for the comparable three month period in fiscal 2014. The change for the three months ended September 30, 2015 primarily was the result of an increase in average interest earning assets, which increased $62.7 million. The net interest spread on an annualized tax-equivalent basis was at 2.59 percent and 2.55 percent for the three months ended September 30, 2015 and September 30, 2014, respectively. For the quarter ended September 30, 2015, the Company’s net interest margin on a tax equivalent basis increased slightly to 2.71 percent as compared to 2.70 percent for the same three month period in fiscal 2014. “We continue to carry excess liquidity in our cash pool. As we previously have discussed, this is a positive trend as we generate funding for the Company and in turn positions the Company to fuel increased loan originations. During the fourth quarter we were able to add $39.3 million in gross loan originations to the balance sheet keeping pace with funding, “commented Mr. Weagley.

The 12.4 percent increase in interest expense for the quarter primarily reflects higher volumes of borrowings. The increased borrowings for the period are tied primarily to an interest rate swap that was executed to improve interest rate risk. The average cost of funds was 1.03 percent for the quarter ended September 30, 2015 as compared to 1.06 percent for the same three month period in fiscal 2014 and on a linked sequential quarter basis increased one basis point compared to the third quarter of fiscal 2015.

For the twelve months ended September 30, 2015, total interest income on a fully tax equivalent basis increased $425,000 or 2.1 percent, to $20.6 million, compared to $20.2 million for fiscal 2014. Total interest expense increased by $177,000, or 3.5 percent, to $5.2 million, for the twelve months ended September 30, 2015, compared to fiscal 2014. Interest income increased for the twelve months ended September 30, 2015, compared to fiscal 2014 primarily due to a $40.9 million increase in the average balance of our investment securities. Compared to fiscal 2014, for the twelve months ended September 30, 2015, average interest earning assets increased $33.2 million while net interest spread and margin decreased on a tax-equivalent basis by 11 basis points and 12 basis points, respectively.

Earnings Summary for the Period Ended September 30, 2015

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Net interest income	$3,979	$3,838	$3,836	$3,561	$3,617
Provision for loan losses	—	—	—	90	183
Net interest income after provision for loan losses	3,979	3,838	3,836	3,471	3,434
Other income	639	640	745	511	446
Other expense	3,454	3,273	3,573	3,661	3,569
Income before income tax expense	1,164	1,205	1,008	321	311
Income tax expense	-	-	-	-	17
Net income	$1,164	$1,205	$1,008	$321	$294
Earnings per common share:
Basic	$0.18	$0.19	$0.16	$0.05	$0.05
Weighted average common shares outstanding:
Basic	6,398,720	6,395,126	6,391,521	6,387,932	6,384,319

Other Income

Other income increased $193,000 for the fourth quarter of fiscal 2015 compared with the same period in fiscal 2014. During the fourth quarter of fiscal 2015, the Company recorded $78,000 in net gains on sales of investment securities compared to no net gains on sales of investment securities for the same period in fiscal 2014. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $561,000 for the three months ended September 30, 2015 compared to other income of $446,000 for the three months ended September 30, 2014 and $495,000 for the three months ended June 30, 2015. Increases in other income in the fourth quarter of fiscal 2015 when compared to the fourth quarter of fiscal 2014 (excluding securities gains) were primarily from an increase of bank owned life insurance income of $151,000 and $34,000 in net gain on sale of loans, which were partially offset by a decrease in service charges of $66,000 and a decrease in rental income of $4,000.

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For the twelve months ended September 30, 2015, total other income increased $380,000 compared to fiscal 2014, primarily as a result of $432,000 related to an increase in net gains on sales of investment securities, an increase in service charges on deposit accounts of $42,000, an increase in bank owned life insurance income of $121,000 and a decrease of $41,000 in loss of disposal of fixed assets, partially offset by decreased income on rental income and net gain on sale of loans.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Service charges on deposit accounts	$169	$286	$264	$270	$235
Rental income – other	60	61	64	64	64
Net gains on sales of investments, net	78	145	266	26	-
Loss on disposal of fixed assets	-	-	-	-	-
Gain on sale of loans, net	47	16	20	19	13
Bank-owned life insurance	285	132	131	132	134
Total other income	$639	$640	$745	$511	$446

Other Expense

Total other expense for the fourth quarter of fiscal 2015 amounted to $3.5 million, which was approximately $181,000 or 5.5 percent higher than other expense for the three months ended June 30, 2015. The increase in other expense in the fourth quarter of fiscal 2015 was primarily related to an increase in employee salaries and benefits, which increased $54,000 from the quarter ended June 30, 2015, as well as, a $12,000 increase in occupancy expense, a $27,000 increase in federal deposit insurance premium, a $9,000 increase in data processing expense, a $66,000 increase in professional fees and a $42,000 increase in other operating expense. These increases were partially offset by decreases in advertising of $14,000 and other real estate owned expense of $15,000.

The decrease in other expense for the three months ended September 30, 2015, when compared to the quarter ended September 30, 2014, was $115,000, or 3.2 percent. Decreases primarily reflected reductions in salaries and employee benefits of $249,000, professional fees of $137,000, primarily reflecting lower expenses related to loan workouts, advertising expense of $46,000 and a $230,000 decrease in other operating expense. These decreases were partially offset by increases of $47,000 in federal deposit insurance premium, 9,000 in data processing expense, $4,000 in occupancy expense and a $487,000 change in other real estate owned income/expense, net. The change in other real estate owned expense was primarily due to a $500,000 insurance reimbursement of a fire claim for a property located in Melrose Park, Pennsylvania received during the fourth quarter of fiscal 2014.

For the twelve months ended September 30, 2015, total other expense was reduced by $2.7 million, or 16.2 percent, compared to fiscal 2014. Decreases primarily included $1.8 million in salaries and employee benefits primarily due to workforce reductions, $376,000 in occupancy expense, $322,000 in advertising costs, $634,000 in professional fees and $9,000 in data processing expense. These decreases were partially offset by a $253,000 reduction in other real estate owned income and by an increase in other operating expenses of $128,000 and a $49,000 increase in federal deposit insurance premium.

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The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Salaries and employee benefits	$1,387	$1,333	$1,550	$1,728	$1,636
Occupancy expense	419	407	465	424	415
Federal deposit insurance premium	230	203	184	167	183
Advertising	40	54	60	85	86
Data processing	321	312	301	302	312
Professional fees	430	364	434	343	567
Other real estate owned expense (income), net	17	32	(59)	(36)	(470)
Other operating expenses	610	568	638	648	840
Total other expense	$3,454	$3,273	$3,573	$3,661	$3,569

Statement of Condition Highlights at September 30, 2015

Commenting on the balance sheet, Mr. Weagley indicated: "Our efforts to change the balance sheet continued during the fourth quarter with marked results in the gross amount of commercial loan generation. We continue to execute on our business plans and are positioning the Company to take advantage of the growth activity we are achieving in our markets, which includes our new loan production location in New Jersey. Our business plans call for us to achieve the transition to a commercial bank balance sheet. The new Malvern brand has been successfully launched." Highlights as of September 30, 2015 included:

•	Balance sheet strength, with total assets amounting to $656.0 million at September 30, 2015, increasing $113.4 million, or 20.9 percent compared to September 30, 2014.

•	On a linked sequential basis, the Company’s gross loans in the fourth quarter of 2015 increased $19.5 million, to $394.2 million at September 30, 2015, from $374.7 million at June 30, 2015. The $19.5 million increase in the loan portfolio at September 30, 2015 compared to June 30, 2015, primarily reflected an increase of $25.6 million in commercial loans and a $1.0 million increase in construction and development loans. These increases were partially offset by a $4.2 million decrease in residential mortgage loans and a $2.9 million reduction in consumer loans at September 30, 2015 as compared to June 30, 2015.

•	Deposits totaled $465.5 million at September 30, 2015, an increase of $52.6 million or 12.7 percent compared to September 30, 2014. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $43.0 million or 14.0 percent from September 30, 2014. During fiscal 2015, we have focused on allowing our relatively higher costing non-household certificates of deposit to run off while attempting to increase our relatively lower costing core and commercial deposits as a source of funds.

•	Borrowings totaled $103.0 million and $48.0 million at September 30, 2015 and September 30, 2014, respectively.

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Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Cash and due from depository institutions	$16,026	$3,460	$1,056	$1,404	$1,203
Interest bearing deposits in depository institutions	24,237	20,833	50,587	46,648	17,984
Investment securities, available for sale, at fair value	128,354	130,509	113,557	135,786	100,943
Investment securities held to maturity	57,221	59,243	50,697	—	—
Restricted stock, at cost	4,765	4,369	4,602	3,805	3,503
Loans held for sale	—	657	—	—	—
Loans receivable, net of allowance for loan losses	391,307	371,897	377,340	383,389	386,074
Other real estate owned	1,168	1,366	1,430	1,494	1,964
Accrued interest receivable	2,484	2,404	2,168	1,623	1,322
Property and equipment, net	6,535	6,502	6,592	6,718	6,823
Deferred income taxes	2,874	2,816	2,940	2,419	2,376
Bank-owned life insurance	17,905	18,659	18,527	18,397	18,264
Other assets	2,814	1,529	1,610	1,487	1,808
Total assets	$655,690	$624,244	$631,106	$603,170	$542,264
Deposits	$465,522	$443,218	$444,146	$440,625	$412,953
Borrowings	103,000	93,000	98,000	78,000	48,000
Other liabilities	5,777	8,214	8,934	6,660	4,539
Shareholders' equity	81,391	79,812	80,026	77,885	76,772
Total liabilities and shareholders’ equity	$655,690	$624,244	$631,106	$603,170	$542,264

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Demand:
Non-interest bearing	$27,010	$26,877	$25,111	$22,242	$23,059
Interest-bearing	82,897	85,085	87,921	86,948	81,921
Savings	45,189	44,949	44,848	44,747	44,917
Money market	108,706	78,963	70,066	69,553	59,529
Time	201,720	207,344	216,200	217,135	203,527
Total deposits	$465,522	$443,218	$444,146	$440,625	$412,953

Loans

Total net loans were $391.3 million at September 30, 2015 compared to $386.1 million at September 30, 2014. The allowance for loan losses amounted to $4.7 million and $4.6 million at September 30, 2015 and September 30, 2014, respectively. Average loans during the fourth quarter of fiscal 2015 totaled $383.1 million as compared to $395.1 million during the fourth quarter of fiscal 2014, representing a 3.0 percent decrease.

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At the end of fiscal 2015, the loan portfolio remained weighted toward the core residential portfolio, with single-family residential real estate loans accounting for 54.5 percent of the loan portfolio, construction and development loans for 2.0 percent, commercial loans accounting for 27.5 percent, and consumer loans representing 16.0 percent of the loan portfolio at such date. Total loans increased $5.6 million, to $394.2 million at September 30, 2015 compared to $388.6 million at September 30, 2014. The $5.6 million increase in the loan portfolio at September 30, 2015 compared to September 30, 2014, primarily reflected an increase of $30.4 million in commercial loans and a $822,000 increase in construction and development loans. These increases were partially offset by a $16.4 million decrease in residential mortgage loans and a $9.2 million reduction in consumer loans at September 30, 2015 as compared to September 30, 2014.

For the year ended September 30, 2015, the company originated total new volume of $92.7 million which was offset in part with payoffs, prepayments and maturities totaling $87.1 million. The payoffs were primarily contained to the consumer and residential portfolios. “With the strength of the pipelines and a tapering of payoff activity, we see solid growth in the loan portfolio moving into the next quarter and in 2016,” commented Mr. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Residential mortgage	$214,958	$219,197	$225,232	$229,507	$231,324
Construction and Development:
Residential and commercial	5,677	6,751	5,922	6,039	5,964
Land	2,142	25	344	-	1,033
Total construction and development	7,819	6,776	6,266	6,039	6,997
Commercial:
Commercial real estate	87,686	67,617	68,858	67,274	71,579
Multi-family	7,444	5,451	5,508	5,450	1,032
Other	13,380	9,839	5,506	5,603	5,480
Total commercial	108,510	82,907	79,872	78,327	78,091
Consumer:
Home equity lines of credit	22,919	23,173	23,073	24,430	22,292
Second mortgages	37,633	40,121	43,013	45,051	47,034
Other	2,359	2,523	2,610	2,675	2,839
Total consumer	62,911	65,817	68,696	72,156	72,165
Total loans	394,198	374,697	380,066	386,029	388,577
Deferred loan costs, net	1,776	1,774	1,886	1,960	2,086
Allowance for loan losses	(4,667)	(4,574)	(4,612)	(4,600)	(4,589)
Loans Receivable, net	$391,307	$371,897	$377,340	$383,389	$386,074

At September 30, 2015, the Company had $67.7 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $9.0 million in construction and $15.0 million in commercial real estate loans and $2.8 million in residential mortgage loans expected to fund over the next 90 days. “We continue to see a surge in activity and growth in our commercial portfolio with our additional work in progress in current pipelines of $88.1 million,” said Mr. Weagley.

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Asset Quality

Non-accrual loans were $1.4 million at September 30, 2015, as compared to $1.4 million at June 30, 2015 and $2.4 million at September 30, 2014. Other real estate owned, (“OREO”) was $1.2 million at September 30, 2015, as compared with $1.4 million at June 30, 2015 and $2.0 million at September 30, 2014, respectively. Total performing troubled debt restructured loans were $1.1 million at September 30, 2015, $109,000 at June 30, 2015 and $1.0 million at September 30, 2014, respectively. The $82,000 increase in troubled debt restructured loans at September 30, 2015 compared to September 30, 2014 was due to a commercial loan with an outstanding balance of approximately $900,000 being paid-off during the second quarter of fiscal 2015 and two commercial loans with an outstanding balance of approximately $982,000 being classified as TDRs during the fourth quarter of fiscal 2015.

At September 30, 2015, non-performing assets totaled $2.6 million, or 0.39 percent of total assets, as compared with $2.7 million, or 0.44 percent, at June 30, 2015 and $4.4 million, or 0.80 percent, at September 30, 2014. The decrease from September 30, 2014 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at September 30, 2015 was comprised of six residential real estate loans with an aggregate outstanding balance of approximately $599,000, five consumer loans with an aggregate outstanding balance of approximately $199,000, one construction and development loan with an outstanding balance of $12,000 and four commercial loans with an aggregate outstanding balance of $589,000 that were on non-accrual status at September 30, 2015. Of the non-accrual loans, two commercial loans to one borrower, with an aggregate balance of $492,000, were restructured during the quarter ended June 30, 2015. These loans are classified as troubled debt restructured loans at September 30, 2015. The borrower is currently making principal and interest payments as agreed under the terms of the restructuring. Though these loans are classified as TDRs, the Company believes that over sufficient time with consistent payments from the borrowers, these loans can return to accruing status.

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The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Non-accrual loans(1)	$1,399	$1,357	$1,826	$2,334	$2,391
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	1,399	1,357	1,826	2,334	2,391
Other real estate owned	1,168	1,366	1,430	1,494	1,964
Total non-performing assets	$2,567	$2,723	$3,256	$3,828	$4,355
Performing troubled debt restructured loans	$1,091	$109	$109	$1,007	$1,009

Non-performing assets / total assets	0.39%	0.44%	0.52%	0.63%	0.80%
Non-performing loans / total loans	0.35%	0.36%	0.48%	0.60%	0.62%
Net charge-offs (recoveries)	$(93)	$38	$(12)	$79	$452
Net charge-offs (recoveries) / average loans(2)	0.00%	0.04%	0.01%	0.08%	0.19%
Allowance for loan losses / total loans	1.18%	1.22%	1.21%	1.19%	1.18%
Allowance for loan losses / non-performing loans	333.60%	337.07%	252.57%	197.09%	191.93%

Total assets	$655,690	$624,244	$631,106	$603,170	$542,264
Total loans	394,198	374,697	380,066	386,029	388,577
Average loans	383,092	378,953	384,915	389,544	395,067
Allowance for loan losses	4,667	4,574	4,612	4,600	4,589

(1)	Seven loans totaling approximately $931,000 or (66.6%) of the total non-accrual loan balance were making payments at September 30, 2015.
(2)	Annualized.

The allowance for loan losses at September 30, 2015 amounted to approximately $4.7 million, or 1.18 percent of total loans, compared to 1.18 percent of total loans at September 30, 2014. The Company had no provision for loan losses during the quarter ended September 30, 2015 compared to $183,000 during the quarter ended September 30, 2014. Provision expense was lower during the quarter ended September 30, 2015 due to a decline in charge-offs history, generally, and a net recovery position during the quarter ended September 30, 2015.

Capital

At September 30, 2015, our total shareholders' equity amounted to $81.4 million, or 12.41 percent of total assets compared to $76.8 million at September 30, 2014. The Company’s book value per common share was $12.41 at September 30, 2015, compared to $11.71 at September 30, 2014.

At September 30, 2015, the Bank’s common equity tier 1 ratio was 15.90 percent, tier 1 leverage ratio was 10.80 percent, tier 1 risk-based capital ratio was 15.90 percent and the total risk-based capital ratio was 16.99 percent. At September 30, 2014, the Bank’s tier 1 leverage ratio was 12.09 percent, tier 1 risk-based capital ratio was 19.50 percent and the total risk-based capital ratio was 20.75 percent. At September 30, 2015, the Bank was in compliance with all applicable regulatory capital requirements.

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Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Other income	$639	$640	$745	$511	$446
Less: Net investment securities gains	78	145	266	26	-
Other income, excluding net investment securities gains	$561	$495	$479	$485	$446

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Other expense	$3,454	$3,273	$3,573	$3,661	$3,569
Less: non-core items(1)	42	244	242	110	—
Other expense, excluding non-core items	$3,412	$3,029	$3,331	$3,551	$3,569

Net interest income (tax equivalent basis)	$4,056	$3,898	$3,871	$3,575	$3,621
Other income, excluding net investment securities gains	561	495	479	485	446
Total	$4,617	$4,393	$4,350	$4,060	$4,067

Efficiency ratio	73.9%	69.0%	76.6%	87.5%	87.8%

(1) Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items, from other expense follows:

For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Efficiency ratio on a GAAP basis	73.9%	67.6%	72.7%	87.2%	87.8%

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Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Net interest income (GAAP)	$3,979	$3,838	$3,836	$3,561	$3,617
Tax-equivalent adjustment(1)	77	60	35	14	4
TE net interest income	$4,056	$3,898	$3,871	$3,575	$3,621

Net interest income margin (GAAP)	2.66%	2.57%	2.56%	2.60%	2.70%
Tax-equivalent effect	0.05	0.04	0.02	0.01	—
Net interest margin (TE)	2.71%	2.61%	2.58%	2.61%	2.70%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Investment securities	$188,424	$178,713	$151,746	$114,129	$103,458
Loans	383,092	378,953	384,915	389,544	395,067
Allowance for loan losses	(4,596)	(4,649)	(4,614)	(4,600)	(4,851)
All other assets	82,892	76,915	95,921	77,776	71,930
Total assets	$649,812	$629,932	$627,968	$576,849	$565,604
Non-interest bearing deposits	$32,477	$28,943	$27,002	$26,770	$26,057
Interest-bearing deposits	428,205	415,646	419,367	393,225	408,937
Borrowings	101,802	96,462	94,556	72,945	47,998
Other liabilities	6,549	8,674	7,272	6,151	5,549
Shareholders’ equity	80,779	80,207	79,771	77,758	77,063
Total liabilities and shareholders’ equity	$649,812	$629,932	$627,968	$576,849	$565,604

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About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

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MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	September 30, 2015	September 30, 2014
(unaudited)

ASSETS
Cash and due from depository institutions	$16,026	$1,203
Interest bearing deposits in depository institutions	24,237	17,984
Total cash and cash equivalents	40,263	19,187
Investment securities available for sale, at fair value	128,354	100,943
Investment securities held to maturity (fair value of $56,825 and $0)	57,221	—
Restricted stock, at cost	4,765	3,503
Loans receivable, net of allowance for loan losses	391,307	386,074
Other Real estate owned	1,168	1,964
Accrued interest receivable	2,484	1,322
Property and equipment, net	6,535	6,823
Deferred income taxes, net	2,874	2,376
Bank-owned life insurance	17,905	18,264
Other assets	2,814	1,808
Total assets	$655,690	$542,264

LIABILITIES
Deposits:
Non-interest bearing	$27,010	$23,059
Interest-bearing:	438,512	389,894
Total deposits	465,522	412,953
FHLB Advances	103,000	48,000
Advances from borrowers for taxes and insurance	1,806	1,786
Accrued interest payable	396	149
Other liabilities	3,575	2,604
Total liabilities	574,299	465,492

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, no issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at September 30, 2015 and September 30, 2014	66	66
Additional paid in capital	60,365	60,317
Retained earnings	23,814	20,116
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,775)	(1,922)
Accumulated other comprehensive loss	(1,079)	(1,805)
Total shareholders’ equity	81,391	76,772
Total liabilities and shareholders’ equity	$655,690	$542,264

13

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except for share data)	2015	2014	2015	2014
(unaudited)
Interest and Dividend Income
Loans, including fees	$4,128	$4,288	$16,484	$17,736
Investment securities, taxable	922	486	3,073	2,109
Investment securities, tax-exempt	217	8	522	145
Dividends, restricted stock	67	36	311	123
Interest-bearing cash accounts	10	14	72	54
Total Interest and Dividend Income	5,344	4,832	20,462	20,167
Interest Expense
Deposits	870	923	3,431	3,969
Borrowings	495	292	1,817	1,102
Total Interest Expense	1,365	1,215	5,248	5,071
Net interest income	3,979	3,617	15,214	15,096
Provision for Loan Losses	—	183	90	263
Net Interest Income after Provision for Loan Losses	3,979	3,434	15,124	14,833
Other Income
Service charges and other fees	169	235	989	947
Rental income-other	60	64	249	255
Net gains on sales of investments	78	—	515	83
Loss on disposal of fixed assets	—	—	—	(41)
Net gains on sale of loans	47	13	102	352
Earnings on bank-owned life insurance	285	134	680	559
Total Other Income	639	446	2,535	2,155
Other Expense
Salaries and employee benefits	1,387	1,636	5,998	7,770
Occupancy expense	419	415	1,715	2,091
Federal deposit insurance premium	230	183	784	735
Advertising	40	86	239	561
Data processing	321	312	1,236	1,245
Professional fees	430	567	1,571	2,205
Other real estate owned (income) expense, net	17	(470)	(46)	(299)
Other operating expenses	610	840	2,464	2,336
Total Other Expense	3,454	3,569	13,961	16,644
Income before income tax expense	1,164	311	3,698	344
Income tax expense	—	17	—	21
Net Income	$1,164	$294	$3,698	$323

Earnings per common share
Basic	$0.18	$0.05	$0.58	$0.05
Weighted Average Common Shares Outstanding
Basic	6,398,720	6,384,319	6,393,330	6,378,930

14

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2015	6/30/2015	9/30/2014
(unaudited)
Statements of Operations Data

Interest income	$5,344	$5,139	$4,832
Interest expense	1,365	1,301	1,215
Net interest income	3,979	3,838	3,617
Provision for loan losses	—	—	183
Net interest income after provision for loan losses	3,979	3,838	3,434
Other income	639	640	446
Other expense	3,454	3,273	3,569
Income before income tax expense	1,164	1,205	311
Income tax expense	—	—	17
Net income	$1,164	$1,205	$294
Earnings (per Common Share)
Basic	$0.18	$0.19	$0.05
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$128,354	$130,509	$100,943
Investment securities held to maturity (fair value of $56,825, $58,181 and $0)	57,221	59,243	—
Loans, net of allowance for loan losses	391,307	371,897	386,074
Total assets	655,690	624,244	542,264
Deposits	465,522	443,218	412,953
Borrowings	103,000	93,000	48,000
Shareholders' equity	81,391	79,812	76,772
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,398,720	6,395,126	6,384,319
Operating Ratios
Return on average assets	0.72%	0.77%	0.21%
Return on average equity	5.77%	6.01%	1.53%
Average equity / average assets	12.43%	12.73%	13.62%
Book value per common share (period-end)	$12.41	$12.17	$11.71
Non-Financial Information (Period-End)
Common shareholders of record	483	488	485
Full-time equivalent staff	71	71	93

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